Exhibit 99.1

GrowLife announces it has closed on the acquisition of Bridgetown Mushrooms

Highly Anticipated Acquisition of the Specialty Mushroom Company marks a milestone for the Company

Summary:

-	GrowLife has completed the acquisition of assets from Bridgetown Mushrooms, effectively marking its full entrance into the burgeoning space

-	GrowLife has been actively investing time and financial resources into Bridgetown over the past year, setting the table for rapid expansion in 2023.

-	Executives have scheduled a conference call with investors to go over their growth plans for 2023 on January 19th 2023 at 4:30pmEST

Kirkland, Washington—January 12, 2023 - GrowLife, Inc. (OTCQB: PHOT) announced today that on January 6, 2023, it has completed its acquisition of certain assets of Bridgetown Mushrooms, one of the leading growers of gourmet and functional mushrooms in the United States. GrowLife previously announced that it had reached a definitive agreement with Bridgetown in June, 2022. Today’s announcement marks its official entrance into the booming mushroom sector and is now the core focus of the Company.

Founded in 2018, Bridgetown has been a leading producer and supplier of fresh gourmet and functional mushrooms in the Pacific Northwest, and is now expanding nationwide to include a variety of functional mushroom infused products, as well as a new line of Mycology Supplies, specifically designed to meet the growing needs of commercial mushroom farmers across the country. Consumers continue to seek natural wellness alternatives to implement into their daily routines and mushrooms are one of the leading ways to do so. Bridgetown will continue to optimize its operational efficiencies and capacity through the acquisition, leading to great revenue generation potential and market penetration.

Since early 2022, GrowLife has been investing both time and financial resources in assisting Bridgetown on its expansion efforts to help meet what has been overwhelming demand in all three of Bridgetown’s Mushroom divisions.

"The completion of this acquisition was a pivotal milestone for GrowLife as we have now positioned the company to be a national leader in the expanding mushroom category," said GrowLife CEO Dave Dohrmann. "Bridgetown is a proven business with a wonderful brand that has been built over the past 5 years. Now is the time to expand the brand nationwide, taking advantage of what are optimal growth conditions. The current demand for gourmet mushrooms, functional mushroom products and mycology supplies continues to be insatiable and there is not enough supply to keep up. It’s the perfect time to expand as customers are beating down the door wanting product and that is a great problem to have. Bridgetown’s leadership, who will remain in place, have a proven track record in both the science and operation of such a business and I am confident in their ability to meet our operational goals. With the support of our organization as a parent company, we plan to work hand-in-hand with the Bridgetown executive team as we continue to build what we foresee as a multimillion-dollar, profitable organization.

"We could not be more excited to close this acquisition and get to work with the new tools available to us in building this business," said Trevor Huebert, Founder of Bridgetown Mushrooms. "Dave has already brought so many ideas and opportunities to the table where we may not have had them without this acquisition. He has a macro view on the financial and operational landscape and GrowLife’s vision of growing Bridgetown perfectly aligns with ours. We look forward meeting the demands of our growing customer base across all line of our business and now have the ability to do so.”

In an effort to communicate with current and potential shareholders and outline their growth plans for 2023, Dave Dohrmann and Trevor Huebert will be hosting a conference call on January 19, 2023 at 4:30pm Eastern Standard Time. Investors are encouraged to submit questions ahead of the webinar by emailing growlife@cmwmedia.com. Additionally, analysts interested in participating in the live webinar are encouraged to email growlife@cmwmedia.com in order to receive specific dial in instructions.

Interested participants can register for the webinar at the following link: https://us02web.zoom.us/webinar/register/WN_R509K61ZSl-KNnp32hf7ZA

About GrowLife, Inc.

GrowLife, Inc. was founded in 2012 and today is the owner of Bridgetown Mushrooms, acting as its parent Company.

About Bridgetown Mushrooms

Founded in 2018 in Portland Oregon, Bridgetown Mushrooms is currently one the largest producers of gourmet and functional mushrooms in the Pacific Northwest. The Company grows a variety of functional and gourmet mushrooms which are in turn sold through multiple commercial and consumer sales channels. The company also develops and markets mushroom based products nationwide as well as manufactures and sells Mycology supplies to meet the demand for commercial mushroom farmers across the United States.

For more information

www.bridgetown-mushrooms.com

Instagram @btshrooms

Investor Relations Contact:

investors@growlifeinc.com